Exhibit 99

PRESS RELEASE

Franklin Financial quarterly earnings up 7%

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,489,000 for the first three months of 2006, representing a 7.2% increase when compared to earnings of $1,389,000 for the quarter ended March 31, 2005. On a per share basis, diluted earnings were $.44 for the first three months in 2006 compared to $.41 for the same period in 2005.

Total assets at March 31, 2006 grew by 9.9% over totals a year earlier to $629,732,000. Total deposits and repurchase agreements increased by 14.6%, and net loans were up 14.9%. The market value of trust assets under management reached $469,580,000 on March 31, 2006, representing a 14.8% increase from a year earlier.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with sixteen community offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Marion, Mont Alto, Newville, Shippensburg and Waynesboro.